Exhibit 10.1

Settlement Agreement

ZaZa Energy Corporation (“ZaZa”), and Crede CG III, Ltd. (“Crede”), intending to be legally bound, hereby agree as follows:

1.                                      ZaZa will, no later than 5:00 p.m. (New York time) on November 18, 2014, issue 787,530 shares (the “Registered Shares”) of its common stock remaining under its S-3 and an additional 212,470 of restricted shares of common stock (the “Restricted Shares” and together with the Registered Shares, the “Exchange Shares”) as soon as practical and as permitted by the federal securities laws and interpretations thereunder in exchange for (and against surrender to ZaZa of) all common stock purchase warrants issued to Crede by ZaZa on July 21, 2014 (“Warrants”), in full satisfaction of all of ZaZa’s obligations thereunder.  Company agrees to file a registration statement covering the resale of the Restricted Shares upon the later of (a) the completion of a new financing with Crede and (b)  30 days after the date permitted by federal securities laws and interpretations thereunder.

2.                                      Effective upon the issuance of the Exchange Shares, the Securities Purchase Agreement between ZaZa and Crede dated as of July 21, 2014 (the “Securities Purchase Agreement”) is hereby terminated, with no further force or effect.  Without limiting the generality of the foregoing, the parties agree that the Second Closing (as defined in the Securities Purchase Agreement) will not occur and neither party will have liability as a result thereof.

3.                                      ZaZa and Crede will no later than 4:00 p.m. (New York time) on November 18, 2014, execute a customary mutual release agreement (including, without limitation, non-disparagement provisions), on behalf of themselves and their respective parents, subsidiaries, affiliates, predecessors, successors, divisions, stockholders, partners, members, directors, officers, managers, employees, agents, representatives, heirs and assigns.  The mutual release agreement will become effective upon the issuance of the Exchange Shares.

4.                                      No later than one business day after the execution and delivery of the mutual release agreement by both parties, each of ZaZa and Crede will execute and file with all applicable courts any documents necessary to dismiss with prejudice any actions filed in connection with Securities Purchase Agreement or any of the securities issued or issuable under that agreement.

5.                                      All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

6.                                      ZaZa and Crede will each be responsible for paying its own expenses in connection with the matters that are the subject to of this agreement, as well as the negotiation and documentation of this agreement, including, without limitation, such party’s legal fees and expenses.

7.                                      This agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

EXECUTED as of the 18th day of November, 2014.

ZAZA ENERGY CORPORATION		CREDE CG III, LTD.

By:	/s/ Todd A. Brooks	By:	/s/ Terren S. Peizer
Name:	Todd A. Brooks	Name:	Terren S. Peizer
Title:	President and Chief Executive Officer	Title:	Managing Director